SULLIVAN & WORCESTER LLP
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                           BOSTON, MASSACHUSETTS 02109
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      IN WASHINGTON, D.C.                             IN NEW YORK CITY
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         (202) 775-8190                                (212) 486-8200
      FAX NO. 202-293-2275                          FAX NO. 212-758-2151


                                                              October 28, 1996

GW&K Equity Fund, L.P.
GW&K Equity Fund, a portfolio of
 The Gannett Welsh & Kotler Funds
222 Berkeley Street
Boston, MA 02116

Ladies and Gentlemen:

         You have asked for our opinion as to certain federal income tax consequences of the transfer of substantially all of the assets of GW&K Equity Fund, L.P., a Delaware limited partnership (the "Partnership"), to GW&K Equity Fund (the "Fund"), a separate portfolio of The Gannett Welsh & Kotler Funds, a Massachusetts business trust which is registered as an open-end management investment company under the United States Investment Company Act of 1940, as amended (the "1940 Act"). The transfer and related transactions are fully described in a Registration Statement filed with the United States Securities and Exchange Commission on Form N-14 (the "Registration Statement") dated September 27, 1996, and will be carried out pursuant to an Agreement and Plan of Exchange between the Partnership and The Gannett Welsh & Kotler Funds on behalf of the Fund (the "Transfer Agreement") which is included in the Registration Statement. The facts are summarized below.

         Facts. The Partnership was formed as a private investment vehicle for a small number of investors. To date it has been exempt from registration under the 1940 Act because it has fewer than one hundred partners. To accommodate additional investors, the Partnership intends to transfer substantially all of its assets to the Fund, which is effectively registered under the 1940 Act. The Fund is newly formed and has no assets other than the seed money required under the 1940 Act. The seed money is less than one percent of the value of the assets to be transferred by the Partnership to the Fund. The Fund will be treated as a separate corporation for federal income tax purposes pursuant to Section 851(h)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). In exchange for its assets, the Partnership will receive shares in the Fund of equivalent value. The Partnership will distribute all such shares, and any assets or cash not transferred to the Fund, to its partners in dissolution and termination of the Partnership. The Fund will


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GW&K Equity Fund, L.P.
GW&K Equity Fund
October 28, 1996
Page 2



operate as an open-end investment company under the 1940 Act and will stand ready to issue or redeem its shares at any time for their net asset value. As an open-end fund, the Fund expects to issue additional shares for cash at some time in the future. The Fund will pursue substantially the same investment policies and objectives as the Partnership.

         More than ninety percent of the assets of the Partnership consist of publicly-traded corporate stocks. At June 30, 1996, the Partnership also owned interests in one corporation whose stock is not publicly traded, and in two operating partnerships. The Partnership owns less than ten percent of the capital or profits interests in such partnerships and does not participate in the management of such partnerships.

         Discussion. Section 351 of the Code provides generally that no gain or loss will be recognized on the transfer of assets to a corporation controlled by the transferors. Section 351(e)(1) of the Code provides that gain or loss will nevertheless be recognized if the transfer is to an investment company. Regulations section 1.351-1(C) explains that gain or loss will be recognized only if the transfer is to an investment company and diversification results. Regulations section 1.351-1(c)(6) indicates that no diversification results (and so the general rule of Code section 351 applies) if each transferor transfers a diversified portfolio of securities. The test for diversification is the test set out in section 368(a)(2)(F)(ii) of the Code, with some modification, and the portfolio of the Partnership meets this test. Accordingly, the transfer by the Partnership is not within the scope of section 351(e)(1) even though the Fund is an investment company.

         In situation 1 of Rev. Rul. 84-111, 1984-2 C.B. 88, a partnership transferred all of its assets to a new corporation in exchange for all of the stock of the new corporation, and then distributed all of that stock to its partners in dissolution and termination of the partnership. The Ruling holds that the transaction is tax free under section 351, and that distribution of the shares by the partnership to its partners does not result in failure of control of the transferee by the transferor as required by section 351.

         Section 731(C) of the Code provides that under certain circumstances marketable securities are treated as if they were money for purposes of determining the tax consequences of a distribution by a partnership to a partner. If the shares of the Fund were treated as money, the distribution of those shares to partners of the Partnership might result in tax to the partners. For two reasons, the distribution of shares of the Fund to

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GW&K Equity Fund, L.P.
GW&K Equity Fund
October 28, 1996
Page 3

partners of the Partnership will not result in tax to the partners.

         First, marketable securities owned by an "investment partnership" are not treated as money. The term "investment partnership" is defined to some extent in Code section 731(c)(3)(C) and more fully in Proposed Regulation section 1.731- 2(e). A partnership is an investment partnership if, among other things, it has never been engaged in a trade or business and substantially all of its assets consist of money, corporate stock, evidences of indebtedness, and certain other assets. A partnership is not engaged in the business of another partnership in which it owns an interest if it does not participate in the management of that other partnership and owns less than ten percent of the capital or profits interest in that other partnership. Proposed Regulation section 1.731-2(e)(3). The Partnership meets these criteria with respect to its interests in other partnerships, and so is not considered to have carried on a trade or business by reason of its investment in them. The Proposed Regulation defines "substantially all" to mean at least ninety percent of the assets of an entity. Proposed Regulation section 1.731-2(c)(2). Under this test, substantially all of the assets of the Partnership consist of money, corporate stock, and evidences of indebtedness. Therefore the Partnership is an investment partnership for purposes of section 731(C) of the Code.

         Second, even if the Partnership were not an investment partnership as defined, the amount of gain recognized by any partner as a result of a distribution to such partner of marketable securities is limited by a formula in section 731(c)(3)(B) of the Code. Under the formula, as applied to the Partnership, the amount of gain otherwise recognized by any partner is reduced by the excess of the amount of gain which would have been allocated to him if all of the Fund shares were sold by the Partnership over the amount of gain which would be allocated to him if the Partnership sold its remaining assets after distribution of the Fund shares. Since the Partnership will have no remaining assets after distribution of the Fund shares, the latter number in the formula is zero, and the gain otherwise recognized by a partner is reduced by the amount of gain he or she would have recognized if the Partnership had sold all the Fund shares. Thus no gain would be recognized by any partner.

         The Internal Revenue Service has issued a number of private letter rulings which hold that the transfer of all assets by an investment partnership to a regulated investment company such as the Fund is tax free under Code section 351. See, for example, Private Letter Rulings 9637039 and 9637040. While a private diversified fund, the Fund must, with respect to 75% of its assets, maintain at all times no more than 5% of its assets in securities of one issuer and may hold no more than 10% of the outstanding voting securities of any one issuer.


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GW&K Equity Fund, L.P.
GW&K Equity Fund
October 28, 1996
Page 4

letter ruling may not be relied upon by any person other than the one to whom it was issued, and may not be cited as precedent, the existence of favorable rulings gives an indication of the position which would likely be taken by the Internal Revenue Service on similar facts.

         Assumptions. In rendering our opinions, we assume that the proposed transaction will be carried out in accordance with the Transfer Agreement and applicable state law, and that the facts set out in the Registration Statement are accurate and complete in all material respects.

         Opinions. Based on the foregoing, and our examination of the law which we consider to be relevant, we express to you the following opinions:

                  1. No gain or loss will be recognized by the Partnership on the transfer of its portfolio assets to the Fund in exchange for shares of the Fund.

                  2. No gain or loss will be received by the Fund upon receipt of the portfolio assets of the Partnership in exchange for shares of the Fund.

                  3. The basis to the Fund of the transferred portfolio assets will be the same as the basis of those assets to the Partnership immediately prior to the exchange.

                  4. The basis of shares of the Fund received by the Partnership will be the same as the basis of the portfolio assets exchanged for such shares.

                  5. The holding period of the portfolio assets received by the Fund will be the same as the holding period of such portfolio assets in the hands of the Partnership immediately prior to the exchange.

                  6. The holding period of the shares in the Fund to be received by the Partnership will equal the holding period of the portfolio assets exchanged for such shares.

                  7. The distribution of shares of the Fund by the Partnership to its partners will result in no gain or loss to the partners, and the distribution of cash, if any, by the Partnership to its partners will result in gain only if and to the extent that the amount of cash exceeds the partner's tax basis for such partner's interest in the Partnership.


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GW&K Equity Fund, L.P.
GW&K Equity Fund
October 28, 1996
Page 5

                  8. A partner's basis for such partner's shares in the Fund following distribution of such shares by the Partnership will equal such partner's tax basis for his, her or its interest in the Partnership, reduced (but not below zero) by the amount of any cash distributed by the Partnership to such partner on termination and dissolution of the Partnership.

                  9. A partner's holding period for such partner's shares in the Fund following distribution of such shares by the Partnership will include the Partnership's holding period with respect to such shares.

         Miscellaneous. Our opinions are based on the Code, Regulations issued under it, rulings of the Internal Revenue Service, and judicial interpretations. All of these authorities are subject to change by legislative, regulatory or judicial action, any of which could be retroactive in effect. There can be no assurance that our opinions would not need to be modified by any such subsequent change. This opinion is intended solely for the benefit of the Fund, the Partnership, and the partners of the Partnership, and is not to be used, released, quoted or relied upon by anyone else for any purpose (other than as required by law) without our prior written consent.

         We hereby consent to the filing of this opinion letter with the United States Securities and Exchange Commission in connection with the Registration Statement.

                                                 Very truly yours,

                                                 /s/Sullivan & Worcester LLP
                                                 Sullivan & Worcester LLP